Exhibit 4.1

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

U.S. CHINA MINING GROUP, INC.

COMMON STOCK PURCHASE WARRANT

Warrant No.___________	Original Issue Date: January 7, 2011
Initial Holder: [ ]	No. of Shares Subject to Warrant: [ ]
Initial Exercise Price Per Share: $6.80 (subject to the adjustment pursuant to Section 9)
Expiration Time: 5:00 p.m., New York time, on January 7, 2016

U.S. China Mining Group, Inc., a Nevada corporation (the “Company”), hereby certifies that, for value received, the Initial Holder shown above, or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to the number of shares of its common stock, par value $0.001 per share (the “Common Stock”), shown above (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at the exercise price shown above (as may be adjusted from time to time as provided herein, the “Exercise Price”), at any time and from time to time on or after the original issue date indicated above (the “Original Issue Date”) and through and including the expiration time shown above (the “Expiration Time”), and subject to the following terms and conditions:

This Warrant is being issued pursuant to a Securities Purchase Agreement, dated January 7, 2011 (the “SPA”), by and among the Company, the Initial Holder and the other parties thereto.

1.           Definitions.  In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the SPA.

2.           List of Warrant Holders.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the Initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder from time to time).  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.           List of Transfers; Restrictions on Transfer.  The Company shall register any transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein.  Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder.  The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant.

4.           Exercise and Duration of Warrant.

(a)           All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by this Section 4 at any time and from time to time on or after the Original Issue Date and through and including the Expiration Time.  At the Expiration Time, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and shall no longer be outstanding.

(b)           The Holder may exercise this Warrant by delivering to the Company:  (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), completed and duly signed, and (ii) if such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, payment by wire transfer of immediately available funds to an account designated by the Company of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised.  The Holder shall be required to deliver the original Warrant in order to effect an exercise hereunder.  The date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”  Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c)           Notwithstanding anything contained herein to the contrary, in the event that the Warrant Shares are not registered for resale under an effective registration statement under the Securities Act of 1933, as amended, within 12 months of the Original Issue Date, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised.

B=	the average of the closing prices of the shares of Common Stock on the three (3) Trading Days immediately preceding, and not including, the Exercise Date.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the closing date of the Offering pursuant to which the Company was obligated to issue this Warrant.

(d)           The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant pursuant to the terms hereof.

(e)           Subject to the provisions of this Section 4(e), if at any time following the Original Issue Date: (i) the volume weighted average trading price per share of Common Stock on such date or for such period as reported by the Bloomberg L.P., or by any successor performing similar functions of the Common Stock for each of 20 consecutive Trading Days following the Original Issue Date is greater than 177% of the then current Exercise Price, (ii) the Warrant Shares are either registered for resale pursuant to an effective registration statement naming the Holder as a selling stockholder thereunder (and the prospectus thereunder is available for use by the Holder as to all Warrant Shares) or freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance reasonably acceptable to the Holder and the transfer agent for the Common Stock, during the entire 20 Trading Day period referenced in (i) above through the expiration of the Call Date (as defined below) as set forth in the Company’s notice pursuant to this Section (the “Call Condition Period”), (iii) the Company shall have complied in all material respects with its obligations under this Warrant and the Transaction Documents and (iv) the average daily trading volume of the Common Stock is equal to or greater than One Million Two Hundred Thousand Dollars ($1,200,000) during the Call Condition Period, then, subject to the conditions set forth in this Section, the Company may, in its sole discretion, elect to require the exercise of all of the then unexercised portion of this Warrant, on the date that is the thirtieth day after written notice thereof (a “Call Notice”) is received by the Holder (such thirtieth day shall be known as the “Call Date”) at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice.  The Company covenants and agrees that it will honor all Exercise Notices tendered through 5:30 p.m. (New York City time) on the Call Date.  Warrants which are not exercised shall expire at the end of the Call Condition Period.

5.           Delivery of Warrant Shares.

(a)           Upon exercise of this Warrant, the Company shall promptly (but in no event later than three (3) Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise; such shares shall carry such restrictive legends as may be applicable in the circumstances.  The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date.  The Company shall, upon the written request of the Holder, use its best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through the Depository Trust and Clearing Corporation or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust and Clearing Corporation.  If as of the time of exercise the Warrant Shares constitute restricted or control securities, the Holder, by exercising, agrees not to resell them except in compliance with all applicable securities laws.

(b)           To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(c)           If the Company fails to cause its transfer agent to transmit to the Holder a certificate or the certificates (either physical or electronic) representing the Warrant Shares pursuant to the terms hereof by applicable delivery date, then, the Holder will have the right to rescind such exercise.

6.           Charges, Taxes and Expenses.  Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.           Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.  If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8.           Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9).  The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

9.           Certain Adjustments to Exercise Price.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)           Adjustments for Stock Splits and Combinations and Stock Dividends.  If the Company shall at any time or from time to time after the date hereof, effect a stock split or combination of the outstanding Common Stock or pay a stock dividend in shares of Common Stock, then the Exercise Price shall be proportionately adjusted.  Any adjustments under this Section 9(a) shall be effective at the close of business on the date the stock split or combination becomes effective or the date of payment of the stock dividend, as applicable.

(b)           Merger Sale, Reclassification, etc.  In case of any:  (i) consolidation or merger (including a merger in which the Company is the surviving entity), (ii) sale or other disposition of all or substantially all of the Company’s assets or distribution of property to shareholders (other than distributions payable out of earnings or retained earnings), or reclassification, change or conversion of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Holder of this Warrant, upon the exercise hereof at any time thereafter shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consolidation, merger, sale or other disposition, reclassification, change, conversion or reorganization, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto.

(c)           Adjustments for Issuance of Additional Shares of Common Stock.

(i)           In the event the Company, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (other than pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the issuance date of this Warrant (“Additional Shares of Common Stock”), at a price per share less than the Exercise Price then in effect or without consideration, then the Exercise Price upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Exercise Price then in effect by a fraction:

(A)           the numerator of which shall be equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (2) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the Exercise Price then in effect, and

(B)           the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

(ii)           The provisions of paragraph (i) of Section 9(c) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided elsewhere in this Section 9).  No adjustment of the number of Shares for which this Warrant shall be convertible shall be made under this clause (ii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents pursuant to the other provisions of this Section 9.

(iii)           Issuance of Common Stock Equivalents.  The provisions of this Section 9(c) shall apply if (A) the Company, at any time after the issuance date of this Warrant, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), or (B) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Exercise Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Exercise Price in effect at the time of such amendment or adjustment, then the applicable Exercise Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (c)(i) of this Section 9.  No adjustment shall be made to the Exercise Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Exercise Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(iv)           Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Exercise Price under this Section 9 in connection with securities of the Company issued:  (i) in connection with a merger, acquisition or consolidation, (ii) in connection with bona fide joint venture, strategic license or similar business partnering arrangements (provided that the transaction or arrangement is not primarily for the purpose of raising capital from Person whose primary business is investing in securities), (iii) upon exercise of this Warrant or the other Warrants issued in the offering pursuant to which this Warrant was issued; (iv) upon exercise of any warrants issued to the placement agents and its designees for the transactions contemplated hereby; (v) in connection with any share split, share dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to this Section 9; and (vi) the grant of options, warrants or other Common Stock equivalents under any duly authorized Company stock option, restricted stock plan or stock purchase plan whether now existing or hereafter approved by the Company and its stockholders in the future (but not as to any amendments or other modifications to the amount of Common Stock issuable thereunder, the terms set forth therein, or the exercise price set forth therein) and the issuance of Common Stock in respect thereof.

10.           No Fractional Shares.  No fractional Warrant Shares will be issued in connection with any exercise of this Warrant.  In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported by the applicable Trading Market on the Exercise Date.

11.           Notices.  Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be delivered in accordance with the procedures set forth in Section 6.3 of the SPA.

12.           Warrant Agent.  The Company shall serve as warrant agent under this Warrant.  Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent.  Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act.  Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

13.           Miscellaneous.

(a)           This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.  Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.  This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(b)           Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d)           In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(e)           Prior to exercise of this Warrant, the Holder hereof shall not, by reason of being a Holder, be entitled to any rights of a stockholder with respect to the Warrant Shares.

(f)           No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

U.S. CHINA MINING GROUP, INC.

By:
Name:
Title:

U.S. CHINA MINING GROUP, INC.

EXERCISE NOTICE

Ladies and Gentlemen:

(1)           The undersigned hereby elects to exercise the above-referenced Warrant with respect to [                          ] shares of Common Stock.  Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)           The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise under Section 4(b)

☐	Cashless Exercise under Section 4(c) (assuming conditions precedent are met)

(3)           If the Holder has elected a Cash Exercise, the holder shall pay the sum of $ ______________ to the Company in accordance with the terms of the Warrant.

(4)           Pursuant to this Exercise Notice, the Company shall deliver to the Holder ________________ Warrant Shares determined in accordance with the terms of the Warrant.

Dated:	HOLDER:

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By:

Title:

U.S. CHINA MINING GROUP, INC.

FORM OF ASSIGNMENT
To be completed and signed only upon transfer of Warrant

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________ the right represented by the within Warrant to purchase _________________ shares of Common Stock to which the within Warrant relates and appoints __________________ attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:	TRANSFEROR:

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By:

Title:

TRANSFEREE:

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By:

Title:

WITNESS:	Address of Transferee:

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